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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS



The Board of Directors and Stockholders
TCI Communications, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 33-60982, 33-63139, 33-64127, 33-64329, 33-64525, 333-16985 and
333-44745) on Form S-3 of TCI Communications, Inc. of our reports dated March 20, 1998, relating to the consolidating balance sheets of TCI Communications, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated statements of operations, stockholder's deficit, and cash flows for each of the years in the three-year period ended December 31, 1997, and all related schedules, which reports appear in the December 31, 1997 annual report on Form 10-K of TCI Communications, Inc.



                                                    KPMG Peat Marwick LLP



Denver, Colorado
March 26, 1998